Exhibit 99.1

Targacept Reports Fourth Quarter and 2006 Financial Results

- Revenue Up Significantly and Cash Position Strengthened -

Winston-Salem, North Carolina, February 22, 2007 – Targacept, Inc. (Nasdaq: TRGT), a clinical-stage biopharmaceutical company developing a new class of drugs known as NNR Therapeutics™, today reported its financial results for the fourth quarter and year ended December 31, 2006.

Targacept reported net income of $16.8 million for the fourth quarter of 2006, compared to a net loss of $6.5 million for the fourth quarter of 2005. For the year ended December 31, 2006, Targacept reported net income of $2.1 million, compared to a net loss of $29.0 million for 2005. As of December 31, 2006, cash, cash equivalents and short-term investments totaled $54.2 million. Following the end of the year, in January 2007, Targacept received a $20.0 million milestone payment from its strategic collaborator AstraZeneca.

“The year 2006 was marked by significant progress for Targacept,” said J. Donald deBethizy, Ph.D., Targacept’s President and Chief Executive Officer. “Not only did we complete our IPO, announce promising results from two Phase II clinical trials and advance key programs in our product pipeline, we ended the year enthused by AstraZeneca’s determination to proceed with development of our lead product candidate AZD3480 (TC-1734) in Alzheimer’s disease and cognitive deficits in schizophrenia. With our current cash position, we are well positioned to continue to execute against our business objectives in 2007 and to progress our diverse portfolio of NNR Therapeutics™ to exploit the breadth of the NNR target and further establish our leadership position in this area.”

2006 and Recent Highlights:

Collaboration with AstraZeneca

•	Determination by AstraZeneca ahead of schedule to proceed with development of AZD3480 (TC-1734), a partial agonist at the a4ß2 NNR, in Alzheimer’s disease and cognitive deficits in schizophrenia.

•	Received a $20 million milestone payment from AstraZeneca.

•

Met or exceeded established objectives for the first year of the preclinical research collaboration with AstraZeneca designed to discover and develop additional compounds with pharmacological activity similar to AZD3480 (TC-1734).

Product Development Pipeline

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Announced positive results from a Phase II clinical trial of AZD3480 (TC-1734) conducted in age associated memory impairment. In the trial, AZD3480 (TC-1734) achieved statistically significant results in the 50mg dose group on all three co-primary endpoints and was generally well tolerated as compared to placebo. The Phase II AAMI trial was initiated prior to the commencement of the collaboration with AstraZeneca and was completed independently by Targacept.

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Announced positive top line results of the Phase II clinical trial of mecamylamine hydrochloride as an augmentation therapy to citalopram hydrobromide, a treatment combination known as TRIDMAC™, for major depression.

•	Initiated a Phase II clinical trial of TC-2696, an agonist at the a4ß2 NNR and a product candidate for acute post-operative pain, in third molar extraction patients in December 2006.

•	Initiated a Phase I clinical trial of TC-2216, an antagonist at the a4ß2 NNR and a product candidate for depression and anxiety disorders, in January 2007.

•	Continued to advance the late preclinical product candidate TC-5619, an agonist at the a7 NNR, toward the planned initiation of clinical development in 1H07.

Corporate Developments

•	Completed an initial public offering of 5.0 million shares of common stock at $9.00 per share in April 2006, resulting in $45.0 million in gross proceeds.

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Added to an extensive patent portfolio of more than 85 issued or pending U.S. patents, including in particular a composition of matter patent for TC-2696 and a pharmaceutical composition patent for TC-5214, an enantiomer of mecamylamine hydrochloride and a preclinical product candidate.

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Hosted an NNR analyst day in December 2006 during which Targacept scientists and other leading NNR researchers, as well as a representative from AstraZeneca, spoke on developments and potential therapeutic applications in the NNR field.

•	Added Alan W. Dunton, M.D., a seasoned pharmaceutical executive with considerable product development experience, to the board of directors.

Financial Results

Targacept reported net income of $16.8 million for the fourth quarter of 2006, compared to a net loss of $6.5 million for the fourth quarter of 2005. The results include non-cash, stock-based compensation charges of $335,000 for the fourth quarter of 2006 and $121,000 for the fourth quarter of 2005. For the year ended December 31, 2006, Targacept reported net income of $2.1 million, compared to a net loss of $29.0 million for 2005. The results include non-cash, stock-based compensation charges of $919,000 in 2006 and $690,000 in 2005.

Revenue totaled $25.3 million in the fourth quarter of 2006, compared to $239,000 in the fourth quarter of 2005. This increase was principally due to the recognition in the 2006 period of $25.2 million in revenue arising under Targacept’s collaboration with AstraZeneca, including a $20.0 million milestone event related to AZD3480 (TC-1734). For the year ended December 31, 2006, Targacept reported revenue of $27.5 million, compared to $1.2 million in 2005. This increase was principally due to the recognition in 2006 of $26.2 million in revenue arising under the collaboration with AstraZeneca.

Research and development expenses totaled $7.1 million in the fourth quarter of 2006, as compared to $5.6 million in the fourth quarter of 2005. The increase for the 2006 period reflected increased spending on development activities for Targacept’s product candidates TC-5619, TC-2216 and TC-2696 of $469,000, $379,000 and $263,000, respectively, increased salary and benefit expenses for research and development personnel and increased third-party service, supply and infrastructure costs incurred in connection with the preclinical research collaboration with AstraZeneca. These increases were partially offset by a reduction of $722,000 in spending relating to AZD3480 (TC-1734) as a result of the assumption by AstraZeneca of development costs under the parties’ collaboration agreement. Research and development expenses were $21.8 million for the year ended December 31, 2006, compared to $24.3 million in 2005. The decrease for 2006 resulted principally from a reduction in spending relating to AZD3480 (TC-1734) of $6.5 million as a result of AstraZeneca’s assumption of development costs, partially offset by increased spending on development activities for TC-2216, TC-2696 and TC-5619, increased salary and benefits expenses and increased costs incurred in connection with the preclinical research collaboration with AstraZeneca.

General and administrative expenses totaled $2.0 million for the fourth quarter 2006, as compared to $1.1 million in the fourth quarter of 2005. The increase was principally attributable to higher awards made in the 2006 period under Targacept’s annual cash incentive bonus program based primarily on the achievement of pre-defined performance objectives. General and administrative expenses were $5.7 million for the year ended December 31, 2006, compared to $4.8 million in 2005.

Interest income, net of interest expense, totaled $740,000 for the fourth quarter of 2006, compared to $247,000 for the comparable period in 2005. The increase was attributable to a substantially higher average cash balance during the 2006 period following completion of Targacept’s initial public offering in April 2006 and, to a lesser extent, higher short-term interest rates. Interest income, net of interest expense, was $2.5 million for the year ended December 31, 2006, compared to $949,000 in 2005.

2007 Financial Guidance

Based on current operating plans and our existing collaboration agreement, we expect revenue for the year ending December 31, 2007 to be in the range of $10 to $12 million and to have a balance of at least $42 million in cash, cash equivalents and short-term investments at December 31, 2007.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, February 22, 2007, at 5:00 p.m. ET. A live webcast of the conference call will be available on the Investor Relations page of Targacept’s website, www.targacept.com. An archived version of the webcast will also be available on the Event Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

The conference call may be accessed by dialing 866-713-8307 for domestic participants and 617-597-5307 for international callers (reference passcode 33628065). A replay of the conference call may be accessed through March 8, 2007 by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers (reference passcode 31233017)

About Targacept

Targacept is a clinical-stage biopharmaceutical company that discovers and develops NNR Therapeutics™, a new class of drugs for the treatment of central nervous system diseases and disorders. Targacept’s product candidates selectively modulate neuronal nicotinic receptors that serve as key regulators of the nervous system to promote therapeutic effects and limit adverse side effects. Targacept has product candidates in development for Alzheimer’s disease and cognitive deficits in schizophrenia, pain, and depression and anxiety disorders and multiple preclinical programs. Targacept is located in Winston-Salem, North Carolina. Targacept’s news releases are available on its website at www.targacept.com.

Forward-Looking Statements

Any statements in this press release about expectations, plans and prospects for Targacept, Inc., including, without limitation, statements regarding the progress, timing and scope of the research and development programs of our product candidates and related regulatory filings and clinical trials, our future operations, financial position, revenues or costs, and all other statements that are not purely historical in nature, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “promise,” “continue,” “ongoing” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of various important factors, including our critical accounting policies and risks and uncertainties relating to: the amount and timing of resources that AstraZeneca devotes to the development of AZD3480 (TC-1734); AstraZeneca’s right in the future to terminate the preclinical research collaboration that we and AstraZeneca are currently conducting prior to the end of the planned four-year term; the position of applicable regulatory authorities with regard to a treatment combination that includes mecamylamine hydrochloride, which is a racemate, as compared to one of its constituent enantiomers such as TC-5214; the results of clinical trials and non-clinical studies and assessments with respect to our current and future product candidates in development; the conduct of such trials, studies and assessments, including the performance of third parties that we engage to execute them and difficulties or delays in the completion of patient enrollment or data analysis; the timing and success of submission, acceptance and approval of regulatory filings; our ability to obtain substantial additional funding and our ability to establish additional strategic collaborations. These and other risks and uncertainties are described in greater detail under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q and in other filings that we make with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. We caution you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statements in this release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We anticipate that subsequent events and developments may cause our views to change. Although we may elect to update these forward-looking statements publicly at some point in the future, whether as a result of new information, future events or otherwise, we specifically disclaim any obligation to do so, except as required by applicable law. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Contacts:
Alan Musso, VP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: (336) 480-2186	Tel: (508) 419-1555
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Total operating revenues	$25,344	$239	$27,538	$1,180
Operating expenses
Research and development	7,134	5,644	21,788	24,252
General and administrative	1,976	1,133	5,696	4,753
Transaction charges	—	—	—	1,635
Cost of product sales	157	237	457	481

Total operating expenses	9,267	7,014	27,941	31,121

Operating income (loss)	16,077	(6,775)	(403)	(29,941)
Interest income, net	740	247	2,500	949

Net income (loss)	16,817	(6,528)	2,097	(28,992)
Preferred stock accretion	—	(2,814)	(3,333)	(11,238)

Net income (loss) attributable to common stockholders	$16,817	$(9,342)	$(1,236)	$(40,230)

Basic net income (loss) per share attributable to common stockholders	$0.88	$(35.29)	$(0.09)	$(153.54)
Diluted net income (loss) per share attributable to common stockholders	$0.83	$(35.29)	$(0.09)	$(153.54)

Weighted average common shares outstanding-basic	19,126,972	264,739	13,595,523	262,013
Weighted average common shares outstanding-diluted	20,224,805	264,739	13,595,523	262,013

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	December 31,
	2006	2005
Cash, cash equivalents and short-term investments	$54,189	$24,851
Collaboration receivables and other current assets	24,664	890
Property and equipment, net	2,040	1,747
Other assets, net	475	513

Total assets	$81,368	$28,001

Current liabilities	$8,949	$5,210
Noncurrent liabilities	7,420	1,644
Redeemable convertible preferred stock	—	183,628
Total stockholders’ equity (deficit)	64,999	(162,481)

Total liabilities, redeemable preferred stock and stockholders’ equity	$81,368	$28,001